    As filed with the Securities and Exchange Commission on August 11, 2000

                                                       Registration No. 333-____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             VINA TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)




                  DELAWARE                               77-0432782
       (State or other jurisdiction of                (I.R.S. Employer
       incorporation or organization)               Identification No.)

             39745 EUREKA DRIVE                            94560
                 NEWARK, CA                              (Zip Code)
            (Address of principal
             executive offices)

            Shares acquired upon exercise of options issued under the
            Vina Technologies, Inc. 1996 Stock Option/Stock Issuance
              Plan, and the Vina Technologies, Inc. 1998 Stock Plan
                            (Full title of the Plans)

              Steven M. Bauman                          Copy to:
           Chief Executive Officer
           VINA Technologies, Inc.                   Blair W. White
             39745 Eureka Drive              Pillsbury Madison & Sutro LLP
              Newark, CA 94560                       P.O. Box 7880
               (510) 492-0800                 San Francisco, CA 94120-7880
        (Name, address and telephone
        number of agent for service)



                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                           Amount To            Proposed             Proposed            Amount of
         Title of Securities                   Be           Maximum Offering     Maximum Aggregate     Registration
           To Be Registered              Registered(1)     Price Per Share(1)    Offering Price(1)          Fee
---------------------------------------  ---------------   -------------------  --------------------  ----------------
Common Stock, $.0001 par value               31,500             $13.9375             $439,031             $115.90
----------------------------------------------------------------------------------------------------------------------

======================================================================================================================

(1) Calculated only for purposes of this offering under Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices per share of Common Stock of VINA Technologies, Inc. on the Nasdaq National Market on August 10, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
                                EXPLANATORY NOTE

        Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus meeting the requirements of Part I of Form S-3 relating to the reoffer by a certain individual of shares of common stock, par value $.0001 per share, of VINA Technologies, Inc. acquired pursuant to the exercise of options granted under the VINA Technologies, Inc. 1996 Stock Option/Stock Issuance Plan and Vina Technologies, Inc. 1998 Stock Plan.

REOFFER PROSPECTUS




                                  31,500 SHARES

                             VINA TECHNOLOGIES, INC.

                                  COMMON STOCK


                               ------------------


        This Reoffer Prospectus relates to 31,500 shares of our common stock that may be sold by the stockholder named in this prospectus.

        Our common stock is traded on the Nasdaq National Market under the symbol VINA. The last reported sale price of our common stock on the Nasdaq National Market on August 10, 2000 was $13.50 per share.

                               ------------------


        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3.

                               ------------------



        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.








                 THE DATE OF THIS PROSPECTUS IS AUGUST 11, 2000.

                             VINA TECHNOLOGIES, INC.

        We develop and market telecommunications equipment that enables service providers to deliver multiple voice and data services over a single high-speed line. Our products, known as multiservice broadband access products, support both prevailing communications networks and emerging asynchronous transfer mode and internet protocol networks. Asynchronous transfer mode and Internet protocol networks are packet-based networks that transmit voice and data in small bundles or packets and are substantially more efficient than prevailing circuit-based networks that transmit voice and data over dedicated circuits. Our products enable our service provider customers to migrate cost-effectively to these emerging packet-based networks. In addition, they facilitate remote upgrades and service provisioning. By bundling voice and data services, we believe that our products decrease network access equipment costs and operating expenses for our service provider customers. Our products also create additional revenue opportunities for service providers by allowing them to deliver enhanced services. These services include local and long distance voice and high-speed data services such as Internet access.

        We sell our products to competitive local exchange carriers and incumbent local exchange carriers through our sales force and value added resellers and as an original equipment manufacturer. Our original equipment manufacturer and largest service provider customers include Lucent Technologies, PairGain Technologies, Allegiance Telecom and Gabriel Communications.

        Many service providers are seeking to address capacity constraints and network complexity resulting from the rapid growth of Internet traffic in the telecommunications network connection between the end user and the service provider. We refer to this connection as the first mile. Service providers are also seeking to protect their investment in existing network equipment while migrating economically to packet-based networks. We offer a family of products that allow service providers to deliver cost-effectively a suite of bundled voice and data services over a reduced number of network connections. We believe that our products offer service providers:

        - Defined Network Migration Path. Service providers are deploying packet-based networks to efficiently accommodate increased data traffic. By supporting both circuit-based and packet-based networks, our products protect service providers' existing network investments and offer them a simple migration path to emerging networks.

        - Reduced Network Complexity and Operating Costs. We combine multiple communications products into a single product to reduce the operating costs and the complexity of delivering bundled voice and data services.

        - Increased Value Added Services. Our products allow service providers to enhance revenue from their existing customer base by selling additional software-enabled services.

        - Ease of Deployment. Our products incorporate a software-based management system which facilitates installation, use, remote management and service provisioning.

        - Robust Service Platform. Our products provide telecommunications grade quality and reliability and are adaptable to technologies and standards for the first mile.

        We introduced our first product, the TI Integrator, in March 1997 and subsequently introduced the HDSL Integrator. We believe these were the first multiservice broadband access products to integrate voice, data, video and Internet services over a single broadband communications line. Our Multiservice Xchange platform, introduced in May 1999, enables service providers to deliver all of these broadband services and offers them a migration path from circuit-based to packet-based networks. The Multiservice Xchange is our first product that supports both domestic and international transmission standards.

        We were incorporated in California in June 1996 as Vina Technologies, Inc. In June 2000, we reincorporated in Delaware under the name VINA Technologies, Inc. We have a limited operating history and we have not reported an operating profit for any year since our inception. We expect our net losses to continue for the foreseeable future.

        Our principal executive offices are located at 39745 Eureka Drive, Newark, California 94560. Our telephone number is (510) 492-0800. Our website address is www.vina-tech.com. Information on our website does not constitute part of this prospectus.

                          -----------------------------


        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                  RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information set forth in this prospectus, before making a decision to buy our common stock.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND OPERATE IN A NEW AND RAPIDLY EVOLVING TELECOMMUNICATIONS MARKET, YOU MAY HAVE DIFFICULTY ASSESSING OUR BUSINESS AND PREDICTING OUR FUTURE FINANCIAL RESULTS.

        We were incorporated in June 1996 and did not begin shipping our products until March 1997. Due to our limited operating history, it is difficult or impossible for us to predict our future results of operations.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT NET REVENUE IN THE FUTURE TO ACHIEVE OR SUSTAIN PROFITABILITY.

        We have incurred significant losses since inception and expect that our net losses and negative cash flow from operations will continue for the foreseeable future. We incurred net losses of approximately $4.3 million in 1997, $8.0 million in 1998, $17.1 million in 1999 and $19.5 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $49.7 million. To achieve profitability, we will need to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. We have large fixed expenses and expect to continue to incur significant and increasing expenses for research and development, sales and marketing, customer support, developing direct sales and distribution channels, and general and administrative expenses.

WE RELY ON A SMALL NUMBER OF TELECOMMUNICATIONS CUSTOMERS FOR SUBSTANTIAL PORTIONS OF OUR NET REVENUES. IF WE LOSE ONE OF OUR CUSTOMERS OR EXPERIENCE A DELAY OR CANCELLATION OF A SIGNIFICANT ORDER OR A DECREASE IN THE LEVEL OF PURCHASES FROM ANY OF OUR CUSTOMERS, OUR NET REVENUE COULD DECLINE AND OUR OPERATING RESULTS AND BUSINESS COULD BE HARMED.

        We derive almost all of our net revenue from direct sales to a small number of telecommunications customers and our indirect sales through our major original equipment manufacturer, or OEM, customers that sell and market our products. If we lose one of our customers or experience a delay or cancellation of a significant order or a decrease in the level of purchases from any of our customers, our net revenue could decline and our operating results and business could be harmed. Sales through our most significant OEM customer, Lucent Technologies, accounted for approximately 46% of our net revenue for the year ended December 31, 1999 and approximately 37% of our net revenue for the six months ended June 30, 2000. Our five largest customers, including Lucent, accounted for approximately 80% of our net revenue in 1999 and approximately 81% for the six months ended June 30, 2000. Sales to Lucent, Gabriel Communications and PairGain Technologies accounted for 37%, 17% and 12% of our net revenue for the six months ended June 30, 2000. We expect that the telecommunications industry will continue to experience consolidation. If any of our customers is acquired by a company that is one of our competitors' customers, we may lose its business. In addition, if one of our OEM customers is acquired, we could lose that customer. For example, PairGain, one of our OEM customers, was recently acquired by ADC Telecommunications.

        Also, the ultimate business success of our direct service provider customers, our OEM customers and value added resellers, or VARs, and our indirect customers who purchase our products through OEM customers and VARs, could affect the demand for our products. In addition, any difficulty in collecting amounts due from one or more of our key customers could harm our operating results and financial condition. If any of these events occur, our net revenue could decline and our operating results and business could be harmed.

OUR NET REVENUE COULD DECLINE SIGNIFICANTLY IF OUR RELATIONSHIPS WITH OUR MAJOR OEM CUSTOMERS DETERIORATE.

        A significant portion of our net revenue is derived from sales to our major OEM customers. Our agreements with our OEM customers are not exclusive and do not contain minimum volume commitments. Our OEM agreement with Lucent expires in May 2002. Lucent may terminate the agreement earlier upon 60 days' notice. At any time or after a short period of notice, our OEM customers could elect to cease marketing and selling our products. They may so elect for a number of reasons, including the acquisition by an OEM customer of one or more of our competitors or their technologies, or because one or more of our competitors introduces superior or more cost-effective products. In addition, we intend to develop and market new products that may compete directly with the products of our OEM customers, which may also harm our relationships with these customers. Our existing relationships with our OEM customers could make it harder for us to establish similar relationships with our OEM customers' competitors. Any loss, reduction, delay or cancellation in expected sales to any of our OEM customers, or our inability to establish similar relationships with new OEM customers in the future, would hurt our business and our ability to increase revenues and could cause our quarterly results to fluctuate significantly.

THE TELECOMMUNICATIONS INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES. IF WE ARE UNABLE TO DEVELOP AND MAINTAIN STRATEGIC RELATIONSHIPS WITH VENDORS OF EMERGING TECHNOLOGIES, WE MAY NOT BE ABLE TO MEET THE CHANGING NEEDS OF OUR CUSTOMERS.

        Our success will depend on our ability to develop and maintain strategic relationships with vendors of emerging technologies such as Copper Mountain, Jetstream and Tachion. We depend on these relationships for access to information on technical developments and specifications that we need to develop our products. We also may not be able to predict which existing or potential partners will develop leading technologies or industry standards. We may not be able to maintain or develop strategic relationships or replace strategic partners that we lose. If we fail to develop or maintain strategic relationships with companies that develop necessary technologies or create industry standards, our products could become obsolete. We could also be at a competitive disadvantage in attempting to negotiate relationships with those potential partners in the future. In addition, if any strategic partner breaches or terminates its relationship with us, we may not be able to sustain or grow our business.

OUR FAILURE TO ENHANCE OUR EXISTING PRODUCTS OR DEVELOP AND INTRODUCE NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS AND TECHNOLOGICAL ADVANCES WOULD LIMIT OUR ABILITY TO SELL OUR PRODUCTS.

        Our ability to increase net revenue will depend significantly on whether we are able to anticipate or adapt to rapid technological innovation in the telecommunication industry and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed.

        Developing new or enhanced products is a complex and uncertain process and we may not have sufficient resources to successfully and accurately anticipate technological and market trends, or to successfully manage long development cycles. We must manage the transition from our older products to new or enhanced products to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products are available for delivery to meet anticipated customer demand. Any significant delay or failure to release new products or product enhancements on a timely and cost effective basis could harm our reputation and customer relationships, provide a competitor with a first-to-market opportunity or allow a competitor to achieve greater market share.

TELECOMMUNICATIONS NETWORKS ARE COMPRISED OF MULTIPLE HARDWARE AND SOFTWARE PRODUCTS FROM MULTIPLE VENDORS. IF OUR PRODUCTS ARE NOT COMPATIBLE WITH OTHER COMPANIES' PRODUCTS WITHIN OUR CUSTOMERS' NETWORKS, ORDERS WILL BE DELAYED OR CANCELLED AND SUBSTANTIAL PRODUCT RETURNS COULD OCCUR.

        Many of our customers require that our products be designed to work with their existing networks, each of which may have different specifications and utilize multiple protocols that govern the way devices on the network communicate with each other. Our customers' networks may contain multiple generations of products from different vendors that have been added over time as their networks have grown and evolved. Our products may be required to work with these products as well as with future products in order to meet our customers' requirements. In some cases, we may be required to modify our product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our products are not compatible with existing equipment in our customers' networks, whether open or proprietary, installations could be delayed, orders for our products could be cancelled or our products could be returned.

IF WE FAIL TO WIN CONTRACTS AT THE BEGINNING OF OUR TELECOMMUNICATIONS CUSTOMERS' DEPLOYMENT CYCLES, WE MAY NOT BE ABLE TO SELL PRODUCTS TO THOSE CUSTOMERS FOR AN EXTENDED PERIOD OF TIME, WHICH COULD INHIBIT OUR GROWTH.

        Our existing and potential telecommunications customers generally select a limited number of suppliers at the beginning of a deployment cycle. As a result, if we are not selected as one of these suppliers, we may not have an opportunity to sell products to that customer until its next purchase cycle, which may be an extended period of time. In addition, if we fail to win contracts from existing and potential customers that are at an early stage in their design cycle, our ability to sell products to these customers in the future may be adversely affected because they may prefer to continue purchasing products from their existing vendor. Since we rely on a small number of customers for the majority of our sales, our failure to capitalize on limited opportunities to win contracts with these customers would severely harm us.

SINCE THE TELECOMMUNICATIONS INDUSTRY IS CHARACTERIZED BY LARGE PURCHASE ORDERS PLACED ON AN IRREGULAR BASIS, IT IS DIFFICULT TO ACCURATELY FORECAST THE TIMING AND SIZE OF ORDERS. ACCORDINGLY, OUR REVENUE AND OPERATING RESULTS MAY VARY SIGNIFICANTLY AND UNEXPECTEDLY FROM QUARTER TO QUARTER.

        We may receive purchase orders for significant dollar amounts on an irregular basis depending upon the timing of our customers' network deployment and sales and marketing efforts. Because orders we receive may have short lead times, we may not have sufficient inventory to fulfill these orders, and we may incur significant costs in attempting to expedite and fulfill these orders. In addition, orders expected in one quarter could shift to another because of the timing of our customers' purchase decisions and order reductions or cancellations. Under our OEM agreements, our OEM customers have the right to delay previously-placed orders for any reason. The time required for our customers to incorporate our products into their own can vary significantly and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results. Accordingly, our revenue and operating results may vary significantly and unexpectedly from quarter to quarter.

        Our customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. After building a significant inventory of our products, these parties may be faced with delays in these anticipated major projects for various reasons. As a result, these customers may be required to maintain a significant inventory of our products for longer periods than they originally anticipated, which would reduce further purchases. These reductions, in turn, could cause fluctuations in our future results of operations and severely harm our business and financial condition.

SINCE THE SALES CYCLE FOR OUR PRODUCTS IS TYPICALLY LONG AND UNPREDICTABLE, WE HAVE DIFFICULTY PREDICTING FUTURE REVENUES AND OUR REVENUE AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

        A customer's decision to purchase our products often involves a significant commitment of its resources and a lengthy evaluation and product qualification process. Our sales cycle typically lasts from nine months to one year. As a result, we may incur substantial sales and marketing expenses and expend significant management effort without any assurance of a sale. A long sales cycle also subjects us to other risks, including customers' budgetary constraints, internal acceptance reviews and order reductions or cancellations. Even after deciding to purchase our products, our customers often deploy our products slowly.

WE HAVE A LIMITED ORDER BACKLOG. IF WE DO NOT OBTAIN SUBSTANTIAL ORDERS IN A QUARTER, WE MAY NOT MEET OUR REVENUE OBJECTIVES FOR THAT QUARTER.

        Since inception, our order backlog at the beginning of each quarter has not been significant, and we expect this trend to continue for the foreseeable future. Accordingly, we must obtain substantial additional orders in a quarter for shipments in that quarter to achieve our revenue objectives. Our sales agreements allow purchasers to delay scheduled delivery dates without penalty. Our customer purchase orders also allow purchasers to cancel orders within negotiated time frames without significant penalty. In addition, due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of our products could occur near the end of our fiscal quarters. If we fail to ship products by the end of a quarter, our operating results would be adversely affected for that quarter.

WE DEPEND UPON A SINGLE CONTRACTOR TO MANUFACTURE OUR PRODUCTS. TERMINATION OF THIS RELATIONSHIP WOULD IMPOSE SIGNIFICANT COSTS ON US AND COULD HARM OR INTERFERE WITH OUR ABILITY TO MEET SCHEDULED PRODUCT DELIVERIES.

        We do not have internal manufacturing capabilities. We have relied on a sole manufacturer, PCB Assembly, Inc., to build our products. PCB Assembly was recently acquired by Flextronics International Limited. Although our contract remains in effect, Flextronics may cancel it on 60 days' notice and is not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. Our reliance on Flextronics involves a number of risks, including the lack of operating history between us and Flextronics, the absence of control over our manufacturing capacity, the unavailability of, or interruptions in, access to process technologies and reduced control over component availability, delivery schedules, manufacturing yields and costs. We are currently evaluating Flextronics' ability to manufacture our products in required volumes. If we decide that Flextronics is unable to meet our needs, we will have to identify and qualify one or more acceptable alternative manufacturers, which could result in substantial manufacturing delays and cause us to incur significant costs. It is possible that an alternate source may not be available to us when needed or be in a position to satisfy our production requirements at acceptable prices and quality. Any significant interruption in manufacturing would harm our ability to meet our scheduled product deliveries to our customers, harm our reputation and could cause the loss of existing or potential customers, any of which could seriously harm our business and operating results.

WE DEPEND ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS. IF WE ARE UNABLE TO BUY COMPONENTS ON A TIMELY BASIS, WE WILL NOT BE ABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS ON TIME WHICH COULD CAUSE US TO LOSE CUSTOMERS. IF WE PURCHASE EXCESS COMPONENTS TO REDUCE THIS RISK, WE MAY INCUR SIGNIFICANT INVENTORY COSTS.

        We obtain several of the key components used in our products, including interface circuits, microprocessors, digital signal processors, digital subscriber line modules and flash memory, from single or limited sources of supply. We have encountered, and expect in the future to encounter, difficulty in obtaining these components from our suppliers. As recently as the fourth quarter of 1999, we experienced a severe shortage of components, particularly subscriber line interface circuits, which jeopardized our ability to deliver our products in a timely fashion. We purchase most components on a purchase order basis and we do not have guaranteed supply arrangements with most of our key suppliers. Financial or other difficulties faced by our suppliers or significant changes in demand for these components could limit the availability of these components to us at acceptable prices and on a timely basis, if at all. Any interruption or delay in the supply of any of these components, or our inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would limit our ability to meet scheduled product deliveries to our customers or force us to reengineer our products, which may hurt our gross margins and our ability to deliver products on a timely basis, if at all. A substantial period of time could be required before we would begin receiving adequate supplies from alternative suppliers, if available. In addition, qualifying additional suppliers is time consuming and expensive and exposes us to potential supplier production difficulties or quality variations.

IF WE DO NOT PREDICT OUR MANUFACTURING REQUIREMENTS ACCURATELY, WE COULD INCUR ADDITIONAL COSTS AND SUFFER MANUFACTURING DELAYS.

        We currently provide forecasts of our demand to our contract manufacturer 12 months prior to scheduled delivery of products to our customers. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If we overestimate our component requirements, our contract manufacturer may purchase excess inventory. For those parts that are unique to our products, we could be required to pay for these excess parts and recognize related inventory write-down costs. If we underestimate our requirements, our contract manufacturer may have an inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenue.

THE COMPETITION FOR QUALIFIED PERSONNEL IS PARTICULARLY INTENSE IN OUR INDUSTRY AND IN NORTHERN CALIFORNIA. IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

        Our success depends to a significant degree upon the continued contributions of the principal members of our sales, marketing, engineering and management personnel, many of whom would be difficult to replace. None of our officers or key employees is bound by an employment agreement for any specific term, and we do not have "key person" life insurance policies covering any of our employees. The competition for qualified personnel is particularly intense in our industry and in Northern California, where there is a high concentration of established and emerging growth technology companies. This competition makes it more difficult to retain our key personnel and to recruit new highly qualified personnel. To attract and retain qualified personnel, we may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to existing stockholders. We may also be required to pay significant base salaries and cash bonuses to attract and retain these individuals, which payments could harm our operating results. In particular, we have experienced difficulty in hiring software and system test engineers and engineers with voice and data experience. We believe that we will continue to experience difficulty in recruiting and retaining qualified personnel in the future. If we are not able to attract and retain the necessary personnel, we could face delays in developing our products and implementing our sales and marketing plans, and we may not be able to grow our business.

WE PLAN TO INVEST A SIGNIFICANT AMOUNT OF OUR RESOURCES TO FUND THE DEVELOPMENT, MARKETING AND SALE OF OUR PRODUCTS; HOWEVER, IF WE ARE UNABLE TO EXPAND OUR SALES AND MARKETING OPERATIONS, WE WILL NOT BE ABLE TO ACHIEVE BRAND AWARENESS FOR OUR PRODUCTS AND GENERATE ADDITIONAL SALES.

        We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative capabilities to address the demands resulting from this offering and the expected continued growth of our business. Our operating expenses are largely based on anticipated personnel requirements and revenue trends, and a high percentage of our expenses are, and will continue to be, fixed. In addition, we may be required to spend more for research and development than originally budgeted in order to respond to industry trends. As a result, any delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

WE HAVE RAPIDLY AND SIGNIFICANTLY EXPANDED OUR OPERATIONS IN RECENT PERIODS. OUR BUSINESS WILL BE HARMED IF WE FAIL TO MANAGE EFFECTIVELY THE GROWTH OF OUR OPERATIONS.

        We have rapidly and significantly expanded our operations in recent periods. This expansion significantly strains our managerial, operational and financial resources. Some of our senior management personnel joined us within the last 12 months. Our President, Vice President of Finance and Administration, Vice President of Marketing, Vice President of Operations, Vice President of Human Resources and Vice President of Sales have all joined us since June 1999. To manage the expected growth of our operations and personnel, we will be required to:

        - improve existing and implement new operational, financial and management controls, reporting systems and procedures; hire, train, motivate and manage additional qualified personnel; expand access to additional manufacturing capacity;

        - effectively manage multiple relationships with our customers, suppliers, distributors and other third parties; and

        - coordinate our domestic and international operations and establish the necessary infrastructure to implement our international strategy.

        If we are not able to manage the growth of our operations in an efficient and timely manner, our business will be severely harmed.

WE RECENTLY MOVED OUR HEADQUARTERS TO NEW FACILITIES. IF WE FAIL TO PROPERLY MANAGE OUR RELOCATION INTO THESE NEW FACILITIES THERE COULD BE A DISRUPTION IN OUR OPERATIONS.

        On August 1, 2000, we relocated to new facilities under a seven-year lease in Newark, California. Relocating our employees could cause temporary disruptions in our operations and divert management's attention, due to factors such as computer network reconfigurations and telephone and customer service transitions.

THE TELECOMMUNICATIONS MARKET IS BECOMING INCREASINGLY GLOBAL. WHILE WE PLAN TO EXPAND INTERNALLY, WE HAVE LIMITED EXPERIENCE OPERATING IN INTERNATIONAL MARKETS. IN OUR EFFORTS TO EXPAND INTERNATIONALLY, WE COULD BECOME SUBJECT TO NEW RISKS WHICH COULD HAMPER OUR ABILITY TO ESTABLISH AND MANAGE OUR INTERNATIONAL OPERATIONS.

        We have sales and customer support personnel in the United Kingdom and have initiated distribution relationships covering Germany, France, Australia and New Zealand. We intend to further expand our international operations and enter new markets. This expansion will require significant management attention and financial resources. We have limited experience in marketing and distributing our products internationally and in developing versions of our products that comply with local standards. In addition, our international operations will be subject to other inherent risks, including:

        - the failure to adopt regulatory changes that facilitate the provisioning of competitive communications services; difficulties adhering to international protocol standards; expenses associated with customizing products for other countries; protectionist laws and business practices that favor local competition;

        - reduced protection for intellectual property rights in some countries; difficulties enforcing agreements through other legal systems and in complying with foreign laws; fluctuations in currency exchange rates; political and economic instability; and import or export licensing requirements.

OUR PRODUCTS REQUIRE SUBSTANTIAL INVESTMENT OVER A LONG PRODUCT DEVELOPMENT CYCLE, AND WE MAY NOT REALIZE ANY RETURN ON OUR INVESTMENT.

        The development of new or enhanced products is a complex and uncertain process. We and our OEM manufacturers have in the past and may in the future experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. For example, we recently experienced delays in availability of our DSL el-ink products. Development costs and expenses are incurred before we generate any revenues from sales of products resulting from these efforts. Our total research and development expenses were approximately $1.9 million in 1997, $4.2 million in 1998, $6.7 million in 1999 and $5.2 million for the six months ended June 30, 2000. We intend to continue to incur substantial research and development expenses, which could have a negative impact on our earnings in future periods.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES, EXPERIENCE PRODUCT RETURNS AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

        Our products are highly technical and are designed to be deployed in very large and complex networks. While our products have been tested, because of their nature, they can only be fully tested when deployed in networks that generate high amounts of voice or data traffic. Because of our short operating history, our products have not yet been broadly deployed. Consequently, our customers may discover errors or defects in our products after they have been broadly deployed. In addition, our customers may use our products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. Any defects or errors in our products discovered in the future, or failures of our customers' networks, whether caused by our products or another vendor's products, could result in loss of customers or decrease in revenue and market share.

        We may be subject to significant liability claims because our products are used in connection with critical communications services. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims resulting from a defect in one of our products. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any of these claims, whether or not successful, could seriously damage our reputation and business.

THE COMPLEX NATURE OF OUR TELECOMMUNICATIONS PRODUCTS REQUIRES US TO PROVIDE OUR CUSTOMERS WITH A HIGH LEVEL OF SERVICE AND SUPPORT BY HIGHLY TRAINED PERSONNEL. IF WE DO NOT EXPAND OUR CUSTOMER SERVICE AND SUPPORT ORGANIZATION, WE WILL NOT BE ABLE TO MEET OUR CUSTOMERS' DEMANDS.

        We currently have a small customer service and support organization, and we will need to increase these resources to support any increase in the needs of our existing and new customers. Hiring customer service and support personnel in our industry is very competitive due to the limited number of people available with the necessary technical skills and understanding of our technologies. We currently plan to use Timeplex, Inc. to install and maintain our products, including in connection with our planned international expansion, when our customers request these services. Our agreement with Timeplex expires in August 2001, and may be terminated earlier upon 60 days' notice. If our relationship with Timeplex ends, we may be unable to find a replacement or to establish the necessary capabilities internally. If we are unable to expand or maintain our customer service and support organization, or if Timeplex fails to install or maintain our products appropriately, our customers may become dissatisfied and we could lose customers and our reputation could be harmed. A reputation for poor service would prevent us from increasing sales to existing or new customers.

WE RELY ON A COMBINATION OF PATENT, COPYRIGHT, TRADEMARK AND TRADE SECRET LAWS, AS WELL AS CONFIDENTIALITY AGREEMENTS AND LICENSING ARRANGEMENTS, TO ESTABLISH AND PROTECT OUR PROPRIETARY RIGHTS. FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY WILL LIMIT OUR ABILITY TO COMPETE AND RESULT IN A LOSS OF A COMPETITIVE ADVANTAGE AND DECREASED REVENUE.

        Our success and ability to compete depend substantially on our proprietary technology. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. We presently have three U.S. patent applications pending, but no issued patents. Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of many foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third party copying or use. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and may not ultimately be successful.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE.

        Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. From time to time, third parties have asserted, and may assert in the future, patent, copyright, trademark and other intellectual property rights to technologies or rights that are important to our business. For example, we recently received letters from Sonoma Systems alleging that one of our products infringes a patent owned by Sonoma Systems and inviting us to discuss licensing their patent. In addition, our agreements may require that we indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Any claims asserting that our products infringe or may infringe the proprietary rights of third parties, with or without merit, could be time-consuming, resulting in costly litigation and diverting the efforts of our technical and management personnel. These claims could cause us to stop selling, incorporating or using our products that use the challenged intellectual property and could also result in product shipment delays or require us to redesign or modify our products or enter into licensing agreements. These licensing agreements, if required, would increase our product costs and may not be available on terms acceptable to us, if at all.

IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE NOT AVAILABLE TO US OR ARE VERY EXPENSIVE, WE MAY BE UNABLE TO DEVELOP NEW PRODUCTS OR PRODUCT ENHANCEMENTS.

        From time to time we may be required to license technology from third parties to develop new products or product enhancements. These third-party licenses may not be available to us on commercially reasonable terms, if at all. Our inability to obtain necessary third-party licenses may force us to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm the competitiveness of our products.

BECAUSE OUR HEADQUARTERS ARE LOCATED IN NORTHERN CALIFORNIA, WHICH IS A REGION CONTAINING ACTIVE EARTHQUAKE FAULTS, IF A NATURAL DISASTER OCCURS, OUR BUSINESS COULD BE SHUT DOWN OR SEVERELY IMPACTED.

        Our business and operations depend on the extent to which our facility and products are protected against damage from fire, earthquakes, power loss and similar events. Despite precautions taken by us, a natural disaster or other unanticipated problem could, among other things, hinder our research and development efforts, delay the shipment of our products and affect our ability to receive and fulfill orders. For example, since we conduct all of our final assembly and tests in one location, any fire or other disaster at the assembly facility would severely harm our business.

        RISKS ASSOCIATED WITH THE MULTISERVICE BROADBAND ACCESS INDUSTRY

INTENSE COMPETITION IN THE MARKET FOR OUR TELECOMMUNICATIONS PRODUCTS COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUE AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

        The market for multiservice broadband access products is highly competitive. We compete directly with numerous companies, including Accelerated Networks, ADTRAN, Carrier Access, Cisco Systems, Efficient Networks, Lucent Technologies, Nortel Networks and Sonoma Systems. Many of our current and potential competitors have longer operating histories, greater name recognition, significantly greater selling and marketing, technical, manufacturing, financial, customer support, professional services and other resources, including vendor-sponsored financing programs. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products to leverage their customer bases and broaden product offerings to gain market share. In addition, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that compete with our products or even Tender our products obsolete. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing or new competitors. In addition, due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter our markets, thereby further intensifying competition. we rely on only a few OEM customers for a substantial portion of OUT revenues, any loss of sales to these OEM customers would seriously harm our business, financial condition and results of operations.

        We believe that our existing OEM customers continuously evaluate whether to offer their own multiservice broadband access devices. If any of our OEM customers decide to internally design and sell their own multiservice broadband access devices, or acquire one or more of our competitors or their broadband access technologies, it could eliminate or substantially reduce its purchases of our products. In addition, our current growth may cause some OEM customers to view us as greater competition. Our OEM relationships could also be harmed as we develop and market new products that may compete directly with the products of our OEM customers. We cannot assure you that any of our OEM customers will continue to rely, or expand their reliance, on us as an external source of supply for their multiservice broadband access devices. Because we rely on only a few OEM customers for a substantial portion of our revenues, any loss of sales to these OEM customers would seriously harm our business, financial condition and results of operations.

BECAUSE OUR INDUSTRY IS CHARACTERIZED BY CONSOLIDATION, WE COULD POTENTIALLY LOSE CUSTOMERS, WHICH WOULD HARM OUR BUSINESS.

        The markets in which we compete are characterized by increasing consolidation, as exemplified by the recent or pending acquisitions of Promatory Communications by Nortel Networks, FlowPoint by Efficient Networks, PairGain Technologies by ADC Telecommunications and Newbridge Networks by Alcatel. We cannot predict how industry consolidation will affect our competitors and we may not be able to compete successfully in an increasingly consolidated industry.

OUR PRODUCTS ARE SUBJECT TO PRICE REDUCTION AND MARGIN PRESSURES. IF OUR AVERAGE SELLING PRICES DECLINE AND WE FAIL TO OFFSET THAT DECLINE THROUGH COST REDUCTIONS, OUR GROSS MARGINS AND POTENTIAL PROFITABILITY WOULD BE SERIOUSLY HARMED.

        In the past, competitive pressures have forced us to reduce the prices of our products. In the second quarter of 1999, we reduced the price of our TI Integrator product in response to competition, which reduced our gross margins in subsequent periods. We expect similar price reductions to occur in the future in response to competitive pressures. In addition, our average selling prices decline when we negotiate volume price discounts with customers and utilize indirect distribution channels. If our average selling prices decline and we fail to offset that decline through cost reductions, our gross margins and potential profitability would be seriously harmed.

SALES OF OUR PRODUCTS DEPEND ON THE WIDESPREAD ADOPTION OF MULTISERVICE BROADBAND ACCESS SERVICES AND IF THE DEMAND FOR MULTISERVICE BROADBAND ACCESS SERVICES DOES NOT DEVELOP, THEN OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD BE HARMED.

        Our business will be harmed if the demand for multiservice broadband access services does not increase as rapidly as we anticipate, or if our customers' multiservice broadband access service offerings are not well received in the marketplace. Critical factors affecting the development of the multiservice broadband access services market include:

        - the development of a viable business model for multiservice broadband access services, including the capability to market, sell, install and maintain these services;

        - cost constraints, such as installation, space and power requirements at the central offices of incumbent local exchange carriers, or ILECs; compatibility of equipment from multiple vendors in service provider networks; evolving industry standards for transmission technologies and transport protocols;

        - varying and uncertain conditions of the communications network infrastructure, including quality and complexity, electrical interference, and crossover interference with voice and data telecommunications services; domestic and foreign government regulation; and

        - the ability of competitive local exchange carriers, or CLECs, to obtain sufficient funding and to successfully grow their businesses.

        The market for multiservice broadband access devices may fail to develop for other reasons or may develop more slowly than anticipated, which would harm our business.

IF WE FAIL TO COMPLY WITH REGULATIONS AND EVOLVING INDUSTRY STANDARDS, SALES OF OUR EXISTING AND FUTURE PRODUCTS COULD BE HARMED.

        The markets for our products are characterized by a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. Our customers may require our products to comply with various standards, including those promulgated by the Federal Communications Commission, or FCC, standards established by Underwriters Laboratories and Telcordia Technologies or proprietary standards promoted by our competitors. In addition, our key competitors may establish proprietary standards which they might not make available to us. As a result, we may not be able to achieve compatibility with their products. Internationally, we may also be required to comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union.

OUR CUSTOMERS ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS THAT NEGATIVELY IMPACT OUR CUSTOMERS COULD HARM OUR BUSINESS.

        The jurisdiction of the FCC extends to the entire communications industry, including our customers. Future FCC regulations affecting the broadband access industry, our customers or their service offerings may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into markets or affect the prices that they are able to charge. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. If our customers are hurt by laws or regulations regarding their business, products or service offerings, demand for our products may decrease.

                ADDITIONAL RISKS THAT MAY AFFECT OUR STOCK PRICE

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL OUR SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.

     There has previously not been a public market for our common stock. We cannot predict the extent to which investor interest in our stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. The trading prices and valuations of many technology companies are substantially above historical levels. These trading prices and valuations may not be sustainable. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

WE MAY ENGAGE IN FUTURE ACQUISITIONS OR STRATEGIC INVESTMENTS THAT WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OR MANAGE, WHICH COULD HURT OUR BUSINESS. THESE ACQUISITIONS OR STRATEGIC INVESTMENTS MAY ALSO DILUTE OUR STOCKHOLDERS AND CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES.

        We may review acquisition prospects and strategic investments that could complement our current product offerings, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. The issuance of equity securities in connection with these acquisitions or investments could significantly dilute our investors. If we incur or assume debt in connection with these acquisitions or investments, we may incur interest charges that could harm our net income. We have little experience in evaluating, completing, managing or integrating acquisitions and strategic investments. Acquisitions and strategic investments may entail numerous integration risks and impose costs on us, including:

        - difficulties in assimilating acquired operations, technologies or products including the loss of key employees;

        - unanticipated costs;

        - diversion of management's attention from our core business concerns;

        - adverse effects on business relationships with our suppliers and customers or those of the acquired businesses;

        - risks of entering markets in which we have no or limited prior experience;

        - assumption of contingent liabilities;

        - incurrence of significant amortization expenses related to goodwill and other intangible assets; and

        - incurrence of significant write-offs.

WE MAY NEED TO RAISE MORE CAPITAL, BUT THE AVAILABILITY OF ADDITIONAL FINANCING IS UNCERTAIN. IF ADEQUATE FUNDS ARE NOT AVAILABLE OR ARE NOT AVAILABLE ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO DEVELOP OR ENHANCE OUR PRODUCTS AND SERVICES, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES OR RESPOND TO COMPETITIVE PRESSURES, WHICH COULD NEGATIVELY IMPACT OUR PRODUCT DEVELOPMENT AND SALES.

        If our capital requirements vary significantly from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage of equity ownership of our existing stockholders will be reduced. In addition, holders of these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, we may incur significant interest charges, and these securities would have rights, preferences and privileges senior to holders of common stock. The terms of these securities could also impose restrictions on our operations. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, which could negatively impact our product development and sales.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL.

        Additional sales of our common stock in the public market, or the perception that such sales could occur, could cause the market price of our common stock to decline. We have 31,516,832 shares of common stock outstanding. 3,298,000 shares are freely transferable without restriction or additional registration under the Securities Act of 1933. The remaining shares of common stock outstanding will be available for sale, assuming the effectiveness of lock-up agreements executed in connection with our initial public offering under which our stockholders have agreed not to sell or otherwise dispose of their shares of common stock in the public market, as follows:

     DATE OF AVAILABILITY FOR SALE        APPROXIMATE NUMBER OF SHARES                COMMENT
     -----------------------------        ----------------------------       ----------------------
August 10, 2000                                    3,298,000                 Freely tradable shares

180 days after August 10, 2000                     26,511,408                Shares saleable under
(expiration at lock-up)                                                      Rule 144 or 701

        In addition, Lehman Brothers, the lead underwriter for our initial public offering, may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date. Sales of common stock by existing stockholders in the public market, or the availability of the shares for sale, could significantly reduce the market price of our common stock.

        In addition, we intend to file registration statements on Form S-8 with the Securities and Exchange Commission covering approximately 17,714,199 shares of common stock reserved for issuance under our stock incentive and employee stock purchase plans. On the date 180 days after August 10, 2000 at least 5,321,566 shares will be subject to vested options, based on options outstanding on June 30, 2000. Sales of a large number of these shares could decrease the market price of our common stock.

        The holders of 17,694,657 shares of common stock have rights with respect to registration of these shares for sale to the public. If these holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, the sales could decrease the market price for our common stock. If we were to include in a company-initiated registration shares held by these holders pursuant to the exercise of their registration rights, these sales may hinder our ability to raise needed capital.

MANY CORPORATE ACTIONS WOULD BE CONTROLLED BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES, IF THEY ACTED TOGETHER, REGARDLESS OF THE DESIRE OF OTHER INVESTORS TO PURSUE AN ALTERNATIVE COURSE OF ACTION.

        Our directors, executive officers and their affiliated entities beneficially own approximately 57.8% of our outstanding common stock. These stockholders, if they acted together, could exert control over matters requiring approval by our stockholders, including electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by our other stockholders, including those who purchase shares in this offering.

DELAWARE LAW AND OUR CORPORATE CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT WOULD DELAY OR DISCOURAGE TAKE OVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

        Provisions in our certificate of incorporation, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

        - the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors; the ability of the board of directors to alter our bylaws without obtaining stockholder approval; the establishment of a classified board of directors;

        - the ability of the board of directors to issue, without stockholder approval, up to five million shares of preferred stock with terms set by the board of directors which rights could be senior to those of common stock; and

        - the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

        Each of these provisions could discourage potential take over attempts and could lower the market price of our common stock.

        In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our charter, bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Risk Factors" and "VINA Technologies, Inc." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

        - marketing and commercialization of our products under development;

        - our estimates regarding our capital requirements and our needs for additional financing;

        - plans for future products and services and for enhancements of existing products and services;

        - our patent applications and licensed technology;

        - our ability to attract customers and establish collaboration and licensing agreements; and

        - sources of revenues and anticipated revenues, including contributions from corporate collaborations, license agreements and other collaborative efforts, and the continued viability and duration of those agreements and efforts.

        In some cases, you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

                           PROCEEDS FROM THE OFFERING

        We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholder" and "Plan of Distribution."

                               SELLING STOCKHOLDER

        This Reoffer Prospectus relates to shares of common stock which have been acquired by Nancy Smith, an employee of ours. Ms. Smith acquired her shares of common stock pursuant to the exercise of options issued under the VINA Technologies, Inc. 1996 Stock Option/Stock Issuance Plan and Vina Technologies, Inc. 1998 Stock Plan.

        The following table sets forth certain Information with respect to the Registered Stockholder as of August 10, 2000:

---------------------- ------------------- ---------------------- ------------------------- ------------------------
                                            NUMBER OF SHARES TO          NUMBER OF           PERCENTAGE OF SHARES
     REGISTERED         NUMBER OF SHARES            BE                  SHARES OWNED                 OWNED
     STOCKHOLDER             OWNED            OFFERED HEREBY           AFTER OFFERING         AFTER OFFERING (1)
---------------------- ------------------- ---------------------- ------------------------- ------------------------
     Nancy Smith             31,500               31,500                     0                         *
---------------------- ------------------- ---------------------- ------------------------- ------------------------

* less than 1%.

(1) Percentage of ownership is calculated assuming 31,516,832 shares of Common Stock were outstanding on August 10, 2000 following our initial public offering.

                              PLAN OF DISTRIBUTION

        The selling stockholder may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received the selling stockholder as a gift or other non-sale-related transfer after the date of this prospectus. The selling stockholder will act independently of VINA Technologies in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholder in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

        - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

        - ordinary brokerage transactions in which the broker solicits purchasers;

        - in connection with short sales, in which the shares are redelivered to close out short positions;

        - in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

        - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

        - privately negotiated transactions; or

        - in a combination of any of the above methods.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from the purchasers of the shares or from both. This compensation may exceed customary commissions.

        The selling stockholder and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

        We have agreed to bear all expenses of registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling stockholder. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling those shares.

                                  LEGAL MATTERS

        Selected legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference rooms:

    450 Fifth Street, N.W.    500 West Madison Street     7 World Trade Center
    Room 1024                 14th Floor                  Suite 1300
    Washington, D.C.          Chicago, Illinois           New York, New York

Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

        We have filed with the Commission a registration statement, which contains this prospectus, on Form S-8 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to the Company and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                       DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

        - Our prospectus dated August 10, 2000 and filed on August 10, 2000 pursuant to Rule 424(b) of the Securities Act in connection with our registration statement on Form S-1, File No. 333-36398, which contains our audited consolidated financial statements for the fiscal years ended December 31, 1997, 1998 and 1999.

        - The description of our common stock contained in our registration statement on Form 8-A filed under the Securities Exchange Act on July 20, 2000.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

         VINA Technologies, Inc.
         39745 Eureka Drive
         Newark, CA 94560
         Telephone (510) 492-0800

                                 INDEMNIFICATION

        Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These provisions and agreements are sufficiently broad to permit us to indemnify our directors and executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II


                INFORMATION REQUIRED IN THE INFORMATION STATEMENT



ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by the Registrant with the Securities and Exchange Commission (the "SEC") are hereby incorporated by reference in this Registration Statement:

        (a) Registrant's prospectus dated August 10, 2000 and filed on August 10, 2000 pursuant to Rule 424(b) of the Securities Act (in connection with Registration Statement on Form S-1, File No. 333-36398), which contains audited consolidated financial statements for the Registrant's fiscal years ended December 31, 1997, 1998 and 1999.

        (b) The description of Registrant's Common Stock contained in Registrant's registration statement on Form 8-A, filed July 20, 2000 pursuant to
Section 12(g) of the Exchange Act.

        In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation and Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with our directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        The shares of common stock to be sold under the Reoffer Prospectus have been issued under the Vina Technologies, Inc. 1996 Stock Option/Stock Issuance Plan and Vina Technologies, Inc. 1998 Stock Plan and were exempt from registration under Rule 701 of the Securities Act of 1933, as amended.

ITEM 8. EXHIBITS.

        See Exhibit Index, which list of exhibits is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

        A. The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of California, on the 11th day of August, 2000.

                                            VINA TECHNOLOGIES, INC.


                                            By    /s/ Steven M. Bauman
                                            ------------------------------------
                                                     Steven M. Bauman
                                                  Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   NAME                                             TITLE                                 DATE
                   ----                                             -----                                 ----
           /s/ Steven M. Bauman               President and Chief Executive Officer (Principal      August 11, 2000
----------------------------------------               Executive Officer) and Director
             Steven M. Bauman


                                                                                                    August 11, 2000
                     *                         Vice President, Finance and Administration and
----------------------------------------      Chief Financial Officer (Principal Financial and
          Stanley E. Kazmierczak                             Accounting Officer)


                     *                                            Director                          August 11, 2000
----------------------------------------
             Jeffrey M. Drazan


                     *                                            Director                          August 11, 2000
----------------------------------------
              John F. Malone


                     *                                            Director                          August 11, 2000
----------------------------------------
             Frank J. Marshall


                     *                                            Director                          August 11, 2000
----------------------------------------
             Philip J. Quigley


                                                                  Director                          August 11, 2000
                     *
----------------------------------------
              Joshua W. Soske


                                                                  Director                          August 11, 2000
                     *
----------------------------------------
              W. Michael West


                                                                  Director                          August 11, 2000
*By:       /s/ Steven M. Bauman
----------------------------------------
             Steven M. Bauman
             Attorney-in-Fact

                                INDEX TO EXHIBITS

    EXHIBIT
      NO.                                     DESCRIPTION
    -------      -------------------------------------------------------------------
      5.1        Opinion regarding legality of the securities being offered.

     23.1        Independent Auditors' consent.

     23.2        Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

     24.1        Powers of Attorney.